Private Placement Proposal

for

Little Squaw Gold Mining Company

Strata Partners, LLC

Little Squaw Gold Mining Company

SALE OF UP TO 9,166,666 SHARES OF COMMON STOCK

TERM SHEET

Strata Partners, LLC as Placement Agent

Little Squaw Gold Mining Company

Private Placement

Term Sheet

This term sheet summarizes the principal terms with respect to a potential private placement of Units of Little Squaw Gold Mining Company, 3412 S. Lincoln Drive, Spokane, WA 99203-1650 (“Little Squaw”, or the “Company”),  by Strata Partners, LLC, 219 Lake Street South, Suite C, Kirkland, Washington 98033, (the “Agent”). This term sheet constitutes a legally binding obligation.

Issuer:

Little Squaw Gold Mining Company, 3412 S. Lincoln Drive, Spokane, WA 99203-1650 (“Little Squaw”, or the “Company”)

Offering:

Private Placement of Units on a best efforts basis representing Little Squaw treasury common shares and warrants to acquire Little Squaw common shares (the “Offering”).

Amount:

Up to US $2,750,000.00

Offering Price:

US $.30 per Unit.

Number of Units:

9,166,666 Units.

Units:

Each Unit consists of 1 common share of Little Squaw (“Common Shares”) and 1 warrant (“Warrant”) which entitles the holder to acquire one Common Share of Little Squaw at US $.45 for the period of one year from the date of issue, at US $.55 for the period of the second year from the date of issue, and at US $.75 for the period of the third year from the date of issue.  If the Company does not complete an initial public offering on a Canadian exchange as defined by Canadian exchange, within one year from the date of issue, each holder of the Warrants is entitled to acquire one Common Share of Little Squaw at US $.38 for the period of four months following the one- year anniversary of the issue date, after which the Warrants will expire.

Shares Outstanding:

Little Squaw Common:   15,634,000 (Common)

Little Squaw Warrants:  1,040,000 (exercisable at US $.45; expiration will be extended to 12/31/05)

Little Squaw Options:  320,000 (exercisable at US $.   )

Fully diluted:  17,024,000 shares

Recent Share Price:

(OTC Bulletin Board: LITS) US $.40- US $.50

Current Market

   Capitalization:

US $6.4 million

Use of Proceeds:

To fund a summer, 2005 geophysical exploration program which will include some drilling, to initiate the preliminary accounting and legal work related to a Canadian initial public offering, and for general corporate general and administrative expenses (as outlined in the Offering memorandum).

Hold Period:

One year from the issue date.

Closing date:

On or before March 1, 2005, or at a date to be mutually agreeable between the Company and the investors.  Closing will be subject to negotiation of definitive legal documents and completion of legal and financial due diligence by the investor(s).

Agent:

Strata Partners, LLC, 219 Lake Street South, Suite C, Kirkland, Washington, 98033.

Compensation:

The placement fee shall consist of (A) cash in US dollars in an amount equal to 5% of the gross proceeds of the Offering, with the exception of any investment by Royal Gold, Inc. or any of its affiliates, for which Company will pay Agent 1.75% of gross proceeds.  The placement fee shall also consist of (B) Broker’s Warrants to purchase Little Squaw Common shares in an amount equal to 5% of the total Offering proceeds.  The Broker’s Warrants shall have identical terms to the warrants issued in the Little Squaw Unit Offering.

Expenses:

The Company shall reimburse Agent for actual expenses, not to exceed .5% of offering proceeds.

Placement

Agreement:

Company counsel shall draft an agreement outlining the terms and conditions for the Offering, and the agreement between Little Squaw and Agent.  Any changes to this term sheet must be approved by Agent.

Exclusivity:

Until March 1, 2005, the Company will not, and will cause its directors, officers, employees, agents, and representatives not to, directly or indirectly, solicit or entertain offers from, or in any manner encourage, accept, or consider any proposal of, any other person relating to the acquisition of the Company, shares of its capital stock, securities convertible into or exchangeable for shares of its capital stock, or the Company’s assets or businesses, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, original issuance, or otherwise, except in the case that the Company is negotiating to acquire properties or interests from other parties, to the extent that the Company may offer capital stock as part of the acquisition.  The Company will immediately notify Agent regarding any contact between the Company, any of its directors, Officers, employees, representatives or any other person regarding any offer, proposal, or inquiry during this exclusivity period.

The Company, however, may borrow funds from affiliated persons pursuant to loan documents granting the affiliates the right to convert the loan into a purchase of shares and warrants upon the same terms as set forth in this

Proposal.

Arbitration:

Little Squaw and the Agent shall submit to mandatory arbitration to resolve any legal disputes.

Advice of Counsel:

EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

Counterparts:

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.  Such facsimile copies shall constitute enforceable original documents.

Applicable Law:

This term sheet will be governed by and construed under the laws of the State of Washington.

Regulatory Approval:

All terms contained herein are subject to regulatory approvals where necessary.

IN WITNESS WHEREOF, the parties hereto caused this Agreement to be duly executed and delivered this ___14th___ day of January, 2005.